Exhibit 99.1

Nash Finch Reports Second Quarter 2012 Results

Adjusted EPS2 of $0.69 per Diluted Share

MINNEAPOLIS (July 19, 2012) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the twelve weeks (second quarter) ended June 16, 2012.

Financial Results

            Total Company sales for the second quarter 2012 were $1.09 billion compared to $1.10 billion in the prior-year quarter, a decrease of 0.6%.  The acquisition of twelve Bag ‘N Save stores during the second quarter of 2012 contributed to a net increase in total Company sales of $13.0 million, which is comprised of a $29.1 million increase in Retail segment sales being partially offset by a $16.1 million decrease in Food Distribution segment sales that are now reported in the Retail segment.  Sales in the Retail segment were negatively impacted by the sale and closing of retail stores since the first quarter of 2011 which resulted in a reduction in sales of $5.8 million.  After adjusting for these items, total Company second quarter comparable sales decreased 1.5% relative to the prior year period.  Sales for the first twenty-four weeks of 2012 were $2.15 billion compared to $2.20 billion in the prior year period, a decrease of 2.2%.  After adjusting for the net increase in year-to-date total Company sales of $13.0 million attributable to the Bag ‘N Save acquisition, offset by the Retail segment year-to-date sales loss of $16.8 million due to the sale and closing of retail stores since the first quarter of 2011, total Company year-to-date comparable sales decreased 2.3% relative to last year.

            Consolidated EBITDA1, adjusted to exclude the impact of significant items totaling $1.6 million and $1.0 million in the second quarter 2012 and 2011, respectively, was $27.8 million, or 2.5% of sales in the second quarter of 2012 as compared to $34.4 million, or 3.1% of sales in the second quarter of 2011.  Including the impact of significant items, Consolidated EBITDA for the second quarter 2012 was $26.2 million, or 2.4% of sales, as compared to $33.4 million, or 3.0% of sales, in the prior year quarter.  For the first twenty-four weeks of 2012, Consolidated EBITDA, adjusted to exclude the impact of significant items totaling $2.6 million and $2.0 million in 2012 and 2011, respectively, was $51.7 million or 2.4% of sales in 2012, compared to $65.2 million, or 3.0% of sales in 2011.  Including the impact of significant items, Consolidated EBITDA for the second quarter year-to-date 2012 was $49.0 million, or 2.3% of sales, compared to $63.2 million, or 2.9% of sales, in the prior year period.  Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.

"The investments we made in our food distribution marketing programs which were designed to help drive sales appear to be taking hold as is evidenced by the sequential improvement in comparable sales, but as we expected, lower food price inflation trends continued to negatively impact our EBITDA results in the second quarter compared to last year”, said Alec Covington, President and CEO of Nash Finch

            Net earnings in the second quarter, adjusted to exclude the impact of significant items totaling $94.0 million or $7.24 per diluted share in 2012 and $2.0 million or $0.15 per diluted share in the 2011 quarter, were $9.0 million or $0.69 per diluted share in the second quarter of 2012, compared to $12.1 million or $0.92 per diluted share in the second quarter of 2011.  Including the impact of significant items, our reported net loss for the second quarter of 2012 was $85.0 million or $6.55 per diluted share, as compared to net earnings of $10.1 million or $0.77 per diluted share in the prior year quarter, and is detailed in the table below.  For the first twenty-four weeks of 2012, net earnings, adjusted to exclude the impact of significant items totaling $94.8 million or $7.31 per diluted share in 2012 and $4.1 million or $0.31 per diluted sharein 2011, were $15.3 million or $1.17 per diluted share in 2012, compared to $21.7 million or $1.66 per diluted share in 2011. Including the impact of significant items, our reported net loss for the first twenty-four weeks of 2012 was $79.5 million or $6.14 per diluted share, compared to net earnings of $17.5 million or $1.35 per diluted share in the prior year period.

The Company took a non-cash goodwill impairment charge of $96.9 million after tax in the second quarter 2012 to write-off the carrying values of goodwill in the Food Distribution and Retail segments.  Both the goodwill impairment charge and the $4.1 million after tax gain on acquisition are non-cash items in our consolidated financial statements.  Accordingly, neither the impairment of goodwill nor the gain on acquisition has any impact on our cash flows or Consolidated EBITDA.  Nash Finch has a strong balance sheet and the net asset values of the business segments are substantially higher than our current market capitalization.

“The goodwill impairment charge resulted from having a depressed stock price during this down economy. The goodwill impairment does not reflect management’s outlook on the financial future of Nash Finch or any of its business segments. We are committed to the long term success of each of our business segments and we are making capital investments to promote the growth of the business,” said Covington.

The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the second quarter 2012 and prior year results:

(dollars in millions except per share amounts)	2nd Quarter		Fiscal
	2012	2011	2012	2011
Significant items
Transaction and integration costs related to business acquisitions	$ (0.9)	-	(1.2)	-
Restructuring costs for centralization	-	(0.5)	-	(0.5)
Net costs associated with retail stores sold, closed or remodeled	-	(0.3)	-	(0.3)
Military distribution center conversion and transition costs	(0.7)	(0.2)	(1.4)	(1.2)
Significant charges impacting Consolidated EBITDA	$ (1.6)	(1.0)	(2.6)	(2.0)

LIFO charges	(0.4)	(2.1)	(0.6)	(2.7)
Goodwill impairment	(132.0)	-	(132.0)	-
Retail impairments	-	(0.3)	-	(0.3)
Early termination of capital lease	-	0.4	-	0.4
Gain on acquisition of business	6.6	-	6.6	-
Military distribution center non-cash pre-opening expense	-	-	(0.1)	-
Non-cash loss on sale of retail stores	-	(0.2)	-	(2.2)
Total significant charges impacting earnings before tax	$(127.4)	(3.3)	(128.7)	(6.8)
Income tax on significant net charges	0.8	1.3	1.3	2.7
Tax on gain on acquisition of business	(2.5)	-	(2.5)	-
Tax on goodwill impairment	35.1	-	35.1	-
Total significant charges impacting net earnings	$ (94.0)	(2.0)	(94.8)	(4.1)
Diluted earnings (loss) per share impact from significant items	(7.24)	(0.15)	(7.31)	(0.31)
Diluted earnings (loss) per share, as reported	(6.55)	0.77	(6.14)	1.35
Diluted earnings per share, as adjusted	$ 0.69	0.92	1.17	1.66

Military Distribution Results

(dollars in millions)	2nd Quarter		Fiscal
	2012	2011	2012	2011
Net Sales	$ 523.2	529.1	1,054.5	1,066.6
Segment EBITDA[1]	11.8	14.8	25.2	29.9
Percentage of Sales	2.3%	2.8%	2.4%	2.8%

The Military segment net sales decreased 1.1% in both the second quarter 2012 and year-to-date 2012 compared to the prior year.  However, a larger portion of Military sales during the current year have been on a consignment basis, which are included in our reported sales on a net basis.  The year-over-year increase in consignment sales was approximately $3.4 million during the second quarter and $2.6 million in the year-to-date period.  Including the impact of consignment sales, comparable Military sales decreased 0.5% in the second quarter 2012 and 0.8% in the year-to-date 2012 period compared to the prior year.

The Military segment EBITDA was $11.8 million, or 2.3% of sales, in the second quarter 2012 as compared to $14.8 million, or 2.8% of sales, in the second quarter 2011.  Military segment EBITDA for the year-to-date 2012 period was $25.2 million, or 2.4% of sales, as compared to $29.9 million, or 2.8% of sales, in the prior year period.  The decrease in Military EBITDA is primarily due to declines in margins related to lower inflation year-over-year, and partially due to approximately $0.7 million in start-up and transition costs associated with the opening of the Oklahoma City distribution center and our newest location in Landover, Maryland which replaces our Jessup, Maryland location.

"We continue to be under pressure in this segment due to increased competition and the low rate of product inflation compared to the prior year.  I'm pleased to report that we've taken another step in continuing to grow our Military segment. We signed a lease on a 367,000 square foot Northeast distribution center in Landover, Maryland, which replaces a smaller distribution center in Jessup, Maryland that was at the end of its lease. We started shipping from the facility during the last week of June. This new facility will be much more efficient, will complete our worldwide network and gives us the ability to deliver products to commissaries that we don't currently serve in the Northeast,” said Covington.

Food Distribution & Retail Results

(dollars in millions)	2nd Quarter		Fiscal
	2012	2011	2012	2011
Sales
Food Distribution	$ 433.1	459.5	857.7	909.8
Retail	136.5	111.0	239.2	223.0
Total	$ 569.6	570.5	1,096.9	1,132.8
Segment EBITDA[1]
Food Distribution	$ 9.4	13.8	16.0	24.4
Retail	5.0	4.8	7.9	8.9
Total	$ 14.4	18.5	23.8	33.3

Percentage of Sales
Food Distribution	2.2%	3.0%	1.9%	2.7%
Retail	3.6%	4.3%	3.3%	4.0%
Total	2.5%	3.3%	2.2%	2.9%

The combined Food Distribution and Retail segment sales decreased 0.1% in the second quarter and decreased 3.2% in the year-to-date period as compared to the prior year periods.  The increase in Retail sales was primarily attributable to the Bag ‘N Save acquisition, which was responsible for a $29.1 million increase in sales as compared to the prior year quarter.  Because Bag ‘N Save was a Food Distribution customer, this acquisition was also responsible for $16.1 million of the year-over-year decrease in Food Distribution segment sales.  In addition, sales losses of $5.8 million and $16.8 million in the second quarter and year-to-date 2012, respectively, were due to the closing or sale of retail stores since the end of the first quarter 2011.  Retail same store sales declined 0.3% as compared to the prior year quarter and 0.8% in the year-to-date comparison.

The combined Food Distribution and Retail segment EBITDA was $14.4 million, or 2.5% of sales, in the second quarter 2012 as compared to $18.5 million, or 3.3% of sales, in the second quarter 2011.  The combined segment EBITDA was $23.8 million, or 2.2% of sales, in the year-to-date period as compared to $33.3 million, or 2.9% of sales, in the prior year period. The decrease in second quarter EBITDA was partially due to higher inflation in the previous year resulting in a higher than normal prior year gross margin performance, and partially due to approximately $0.9 million in transaction integration costs associated with the retail acquisitions.

“While we are disappointed that the economic conditions continue to be challenging, we are pleased with the sales improvement achieved in our Food Distribution and Retail businesses and we will continue to make short term investments in new initiatives which we believe will promote future growth in both businesses,” said Covington.  “The acquisitions of Bag ‘N Save and No Frills provide an exciting opportunity to increase our geographic footprint in Nebraska and to incorporate successful businesses into our corporate-owned store base.  We remain committed to implementing strategies aimed at growing sales and EBITDA.”

Financial Target Progress

The following table charts the Company’s progress towards its long-term financial targets that were announced as part of the Company’s strategic plan in November 2006.

Financial Targets	Long-term	2nd Quarter YTD	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	Target	2012	2011	2010	2009	2008	2007	2006
Organic Revenue Growth[3]	2.0%	(3.1%)	(3.8%)	(5.4%)	(0.6%)	3.1%	(2.6%)	(3.1%)
Consolidated EBITDA Margin[4]	4.0%	2.3%	2.9%	2.8%	2.7%	3.1%	2.9%	2.2%
Trailing Four Quarter Free Cash Flow / Net Assets[5]		3.3%	6.8%	0.9%	10.6%	12.0%	9.2%	8.7%
Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects[6]	10.0%	6.1%	13.9%	8.4%	13.1%	14.0%	9.7%	8.7%
Total Leverage Ratio[7]	2.5 - 3.0x	2.83x	2.14x	2.29x	2.02x	1.75x	2.20x	3.11x

Liquidity

Total debt at the end of the second quarter 2012 was $354.4 million as compared to $319.4 million at the end of the second quarter 2011. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants.  The debt leverage ratio as of the end of the second quarter 2012 was 2.83.  Availability on the Company’s revolving credit facility at the end of the quarter was $231.2 million.

Gain on Acquisition of Bag ‘N Save

A $6.6 million pre-tax gain on the acquisition of a business of was recognized during the second quarter 2012 related to the Bag ’N Save acquisition. The fair value of the identifiable assets acquired net of liabilities assumed of $36.3 million exceeded the purchase price paid for the business of $29.7 million. As a result, the Company recognized a pre-tax gain of $6.6 million associated with the acquisition of the business.

Goodwill Impairment

During the second quarter we performed an impairment test of goodwill due to market conditions as of the end of our fifth fiscal period.  The Company’s market capitalization as calculated, using the share price multiplied by the shares outstanding, had declined in the second quarter and from fiscal year end 2011 resulting in a market value significantly lower than the carrying value of the business segments.   We recorded goodwill impairment charges of $132.0 million in the second quarter of fiscal 2012, of which $113.0 million related to our Food Distribution segment and $19.0 million related to our Retail segment.  The impairment of goodwill is a non-cash charge that does not impact cash flow or Consolidated EBITDA.  At the end of the second quarter there is approximately $34.6 million of goodwill remaining on the Company’s balance sheet related to the Military business segment.

Subsequent Event - No Frills Acquisition

As previously announced, U Save Foods, Inc., a Nash Finch wholly-owned subsidiary, completed an asset purchase of NF Foods, LLC (DBA No Frills Supermarkets, herein referred to as “No Frills”) on June 25, 2012.  The Company acquired certain assets and liabilities, relating to eighteen retail grocery stores.  Fourteen stores are located in Nebraska, primarily in the Greater Omaha market, and the other four stores are located in western Iowa.  No Frills was a longtime customer of Nash Finch. The eighteen retail grocery stores represent approximately $230.9 million in annual retail sales for the No Frills fiscal year ended December 31, 2011.

The acquisition was funded through the Asset Based Credit agreement. The aggregate purchase price paid was approximately $47.5 million, and is subject to customary post-closing adjustments based upon changes in the working capital of the purchased businesses.

1 References to EBITDA, Consolidated EBITDA, and segment EBITDA are calculated as earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income (loss), operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.  The Company also believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service.

2 Adjusted EPS is defined as net earnings adjusted for any significant items divided by diluted shares outstanding.

3 Organic Revenue Growth is the percentage change in revenues for a fiscal period(s) compared to the similar prior year fiscal period(s), excluding incremental revenue obtained through acquisitions.

4 Consolidated EBITDA Margin is calculated by dividing Consolidated EBITDA by sales.

5 Trailing Four Quarter Free Cash Flow to Net Assets ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

6 Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment (excluding capital expenditures for strategic projects) during the trailing four quarters divided by the average net assets (excluding average net assets generated from strategic projects) for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

7 Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

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A conference call to review the second quarter 2012 results is scheduled at 9 a.m. CT (10 a.m. ET) on July 19, 2012.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch's website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

            Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States.  Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt.  The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Market®, No Frills®, Bag ‘N Save® and Sun Mart® trade names.  Further information is available on the Company's website at www.nashfinch.com.

            This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward‑looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward‑looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•   the effect of competition on our food distribution, military and retail businesses;

•   general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•   macroeconomic and geopolitical events affecting commerce generally;

•   changes in consumer buying and spending patterns;

•   our ability to identify and execute plans to expand our food distribution, military and retail operations;

•   possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•   our ability to identify and execute plans to improve the competitive position of our retail operations;

•   the success or failure of strategic plans, new business ventures or initiatives;

•   our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•   changes in credit risk from financial accommodations extended to new or existing customers;

•   significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•   limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•   legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•   our ability to identify and remediate any material weakness in our internal controls that could affect our ability to detect and prevent fraud, expose us to litigation, or prepare financial statements and reports in a timely manner;

•   changes in accounting standards;

•   technology failures that may have a material adverse effect on our business;

•   severe weather and natural disasters that may impact our supply chain;

•   unionization of a significant portion of our workforce;

•   costs related to a multi-employer pension plan which has liabilities in excess of plan assets;

•   changes in health care, pension and wage costs and labor relations issues;

•   product liability claims, including claims concerning food and prepared food products;

•   threats or potential threats to security;

•   unanticipated problems with product procurement; and

•   maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

.

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH-FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	12 Weeks Ended		24 Weeks Ended
	June 16,	June 18,	June 16,	June 18,
	2012	2011	2012	2011

Sales	$1,092,798	1,099,575	2,151,432	2,199,384
Cost of sales	1,004,004	1,008,998	1,981,915	2,019,818
Gross profit	88,794	90,577	169,517	179,566

Other costs and expenses:
Selling, general and administrative	62,900	60,241	121,212	122,818
Gain on acquisition of a business	(6,639)	-	(6,639)	-
Goodwill impairment	131,991	-	131,991	-
Depreciation and amortization	8,382	8,367	16,586	16,950
Interest expense	5,460	5,355	10,598	10,814
Total other costs and expenses	202,094	73,963	273,748	150,582

Earnings (loss) before income taxes	(113,300)	16,614	(104,231)	28,984

Income tax expense (benefit)	(28,332)	6,563	(24,717)	11,452
Net earnings (loss)	$(84,968)	10,051	(79,514)	17,532

Net earnings (loss) per share:
Basic	$(6.55)	0.79	(6.14)	1.38
Diluted	$(6.55)	0.77	(6.14)	1.35

Declared dividends per common share	$0.18	0.18	0.36	0.36

Weighted average number of common shares
outstanding and common equivalent shares outstanding:
Basic	12,966	12,744	12,958	12,731
Diluted	12,966	13,042	12,958	13,029

NASH-FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)
	June 16,	December 31,
Assets	2012	2011
Current assets:	(unaudited)
Cash	$857	773
Accounts and notes receivable, net	253,820	243,763
Inventories	352,380	308,621
Prepaid expenses and other	15,434	17,329
Deferred tax asset, net	7,604	6,896
Total current assets	630,095	577,382

Notes receivable, net	22,645	23,221
Property, plant and equipment:
Property, plant and equipment	717,038	686,794
Less accumulated depreciation and amortization	(423,583)	(413,695)
Net property, plant and equipment	293,455	273,099

Goodwill	34,639	170,941
Customer contracts and relationships, net	14,357	15,399
Investment in direct financing leases	2,542	2,677
Other assets	11,637	11,049
Total assets	$1,009,370	1,073,768

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$2,144	2,932
Accounts payable	237,992	234,722
Accrued expenses	54,904	61,459
Total current liabilities	295,040	299,113

Long-term debt	337,386	278,546
Capital lease obligations	14,868	15,905
Deferred tax liability, net	8,524	40,671
Other liabilities	32,651	34,910
Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock - no par value. Authorized 500 shares; none issued	-	-
Common stock - $1.66 2/3 par value. Authorized 50,000 shares;
issued 13,765 and 13,727 shares, respectively	22,943	22,878
Additional paid-in capital	118,619	118,222
Common stock held in trust	(1,254)	(1,254)
Deferred compensation obligations	1,254	1,254
Accumulated other comprehensive loss	(14,707)	(14,707)
Retained earnings	246,253	330,470
Common stock in treasury; 1,540 and 1,541 shares, respectively	(52,207)	(52,240)
Total stockholders' equity	320,901	404,623
Total liabilities and stockholders' equity	$1,009,370	1,073,768

NASH-FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)
(In thousands)
		24 Weeks Ended
		June 16,	June 18,
		2012	2011
Operating activities:
Net earnings (loss)		$(79,514)	17,532
Adjustments to reconcile net earnings (loss) to net cash provided by (used in)
operating activities:
Gain on acquisition of a business		(6,639)	-
Depreciation and amortization		16,586	16,950
Amortization of deferred financing costs		576	845
Non-cash convertible debt interest		2,815	2,610
Rebateable loans		1,942	2,066
Provision for (recovery of) bad debts		(634)	779
Provision for (recovery of) lease reserves		(33)	607
Deferred income tax expense (benefit)		(33,657)	3,252
Loss (gain) on sale of property, plant and equipment		(387)	1,422
LIFO charge		602	2,632
Asset impairments		62	349
Impairments of goodwill		131,991	-
Share-based compensation		1,641	2,531
Deferred compensation		507	609
Other		(126)	(584)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable		(3,396)	(5,548)
Inventories		(33,196)	21,279
Prepaid expenses		(1,284)	(446)
Accounts payable		(4,590)	(23,230)
Accrued expenses		(6,275)	(4,493)
Income taxes payable		2,688	929
Other assets and liabilities		(3,058)	(2,599)
Net cash provided by (used in) operating activities		(13,379)	37,492

Investing activities:
(29,700)	(1,587)
Loans to customers		(7,766)	(2,285)
Payments from customers on loans		506	672
Corporate-owned life insurance, net		(80)	(902)
Other		(151)	-
Net cash used in investing activities		(41,543)	(34,138)
Financing activities:
Proceeds from revolving debt		39,800	4,700
Dividends paid		(4,398)	(4,364)
Proceeds from long-term debt		16,890	-
Payments of long-term debt		(1,260)	(251)
Payments of capitalized lease obligations		(1,194)	(1,577)
Increase (decrease) in outstanding checks		5,949	(1,526)
Payments of deferred financing costs		(125)	-
Tax benefit from share-based compensation		66	-
Other		(722)	(507)
Net cash provided by (used in) financing activities		55,006	(3,525)
Net increase (decrease) in cash		84	(171)
Cash at beginning of year		773	830
Cash at end of period		$857	659

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

Other Data (In thousands)	June 16, 2012	June 18, 2011

Total debt	$ 354,398	319,425
Stockholders' equity	$ 320,901	392,345
Capitalization	$ 675,299	711,770
Debt to total capitalization	52.5%	44.9%

Non-GAAP Data
Consolidated EBITDA (a)	$ 125,049	140,209
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.83x	2.28x

Comparable GAAP Data
Debt to earnings (loss) before income taxes (b)	(4.74)	4.58

(a)

Consolidated EBITDA, as defined in our credit agreement, is earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income (loss), operating performance, cash flows or liquidity. The amount of Consolidated EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan.

(b)

Leverage ratio is defined as the Company's total debt at June 16, 2012 and June 18, 2011, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings (loss) from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA and Segment Profit (Loss) (in thousands)

FY	2012
		2011	2011	2012	2012	Rolling
		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs

Earnings (loss) before income taxes		$16,737	12,707	9,069	(113,300)	(74,787)
Add/(deduct)
	LIFO charge	7,085	4,503	181	420	12,189
	Depreciation and amortization	10,738	8,016	8,204	8,382	35,340
	Interest expense	7,014	7,066	5,138	5,460	24,678
	Goodwill impairment	-	-	-	131,991	131,991
	Gain on acquisition of business	-	-	-	(6,639)	(6,639)
	Closed store lease costs	24	124	-	(33)	115
	Asset impairment	13	191	62	-	266
	Net loss (gain) on sale of real estate and other assets	(106)	41	(476)	89	(452)
	Stock compensation	1,761	1,137	1,094	546	4,538
		-	-			-
	Subsequent cash payments on non-cash charges	(650)	(369)	(442)	(729)	(2,190)
Total Consolidated EBITDA		$42,616	33,416	22,830	26,187	125,049

		2011	2011	2012	2012	Rolling
Segment Consolidated EBITDA		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
	Military	$21,348	17,061	13,400	11,797	63,606
	Food Distribution	15,907	10,747	6,539	9,419	42,612
	Retail	5,361	5,608	2,891	4,971	18,831
		$42,616	33,416	22,830	26,187	125,049

		2011	2011	2012	2012	Rolling
Segment profit (loss)		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
	Military	$14,666	12,314	10,474	8,570	46,024
	Food Distribution	6,177	4,014	2,338	5,517	18,046
	Retail	1,790	2,668	661	2,390	7,509
	Unallocated:
	Interest	(5,896)	(6,289)	(4,404)	(4,425)	(21,014)
	Gain on acquisition of business	-	-	-	6,639	6,639
	Goodwill Impairment	-	-	-	(131,991)	(131,991)
		$16,737	12,707	9,069	(113,300)	(74,787)

FY	2011
		2010	2010	2011	2011	Rolling
		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Earnings before income taxes		$22,830	18,000	12,370	16,614	69,814
Add/(deduct)
	LIFO charge (credit)	285	129	501	2,131	3,046
	Depreciation and amortization	10,883	8,481	8,583	8,367	36,314
	Interest expense	7,123	5,656	5,459	5,355	23,593
	Settlement of pre-acquisition contingency	(310)	-	448	159	297
	Closed store lease costs	725	29	-	349	1,103
	Asset impairment	108	11	1,796	(391)	1,524
	Stock compensation	2,717	1,692	1,159	1,372	6,940
	Subsequent cash payments on non-cash charges	(578)	(768)	(504)	(572)	(2,422)
Total Consolidated EBITDA		$43,783	33,230	29,812	33,384	140,209

		2010	2010	2011	2011	Rolling
Segment Consolidated EBITDA		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
	Military	$17,412	14,081	15,107	14,835	61,435
	Food Distribution	18,889	14,570	10,581	13,791	57,831
	Retail	7,482	4,579	4,124	4,758	20,943
		$43,783	33,230	29,812	33,384	140,209

		2010	2010	2011	2011	Rolling
Segment profit		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
	Military	$14,270	11,450	12,147	11,285	49,152
	Food Distribution	11,666	9,444	5,845	7,709	34,664
	Retail	2,558	1,892	(984)	2,128	5,594
	Unallocated:
	Interest	(5,664)	(4,786)	(4,638)	(4,508)	(19,596)
		$22,830	18,000	12,370	16,614	69,814